Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on September 19, 2025) pertaining to the Fifth Amended and Restated Trinity Industries, Inc. Stock Option and Incentive Plan of our reports dated February 20, 2025, with respect to the consolidated financial statements of Trinity Industries, Inc. and the effectiveness of internal control over financial reporting of Trinity Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
September 19, 2025